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                     OPTION AGREEMENT FOR EUROPEAN ECONOMIC
                                    COMMUNITY

BETWEEN:

         MEGACHAIN.COM, LTD., a public company listed on the NASDAQ Bulletin
         Board

                                OF THE FIRST PART

                   (hereinafter referred to as the "Optionor")


AND:

         GREENCHIP INVESTMENTS PLC, a public company listed on the London UK OFEX exchange


                               OF THE SECOND PART

                   (hereinafter referred to as the "Optionee")


WHEREAS:

1. Optionor is the owner and holder of certain technology and proprietary intellectual property, including, without limitation, copyrights, patents, trademarks, trade secrets, business plans and know how relating to products and services which combine as a software system. This system gives exposure to internet websites and their products and services through an automated multi-tiered system of tracking and marketing whereby agents receive commissions based on responses created by forwarding vendor email advertisements to friends, acquaintances and business associates. ("Confidential Information").

2. The Management of Optionee has international experience in financing, managing, operating and controlling both private and public companies.

3. The Optionor is desirous of granting and the Optionee is desirous of receiving the option as set out herein.


NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of $1.00 (the receipt and sufficiency whereof is hereby confirmed by the parties), the premises and the mutual covenants and agreements set forth herein, the parties hereto covenant and agree as follows:


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1.       OPTION

1.1 The Optionor hereby agrees to grant to Optionee the sole and exclusive option (the "European Economic Community Option") whereby the Optionee will be granted by Optionor the exclusive licence for the European Economic Community, to use and distribute all products and technology developed by the Optionor, subject to the following clauses, 1.2 and 1.3.

1.2 Such European Economic Community Option will be granted immediately following successful finalization and implementation of the exclusive licence for the United Kingdom. BETWEEN Optionor and Optionee, to use and distribute all products and technology developed by the Optionor. ("Licence Agreement").

1.3 The terms and conditions of the European Economic Community Licence Agreement will be those which are subsequently agreed to between the Optionor and Optionee. There is no obligation created herein on either party to conclude a Licence Agreement with the other.

2.       EXERCISE OF OPTION

         The European Economic Community Option shall be open for exercise by the Optionee at any time up to six months after the European Economic Community Option Agreement becomes effective, [by way of clause 1.2], or such later date as shall be mutually agreed upon by both parties ("European Economic Community Option Period")

3.       RIGHT OF FIRST REFUSAL

         In the event that during the European Economic Community Option Period, a third party wishes to negotiate with Optionor for licence agreement for any or all territories within the European Economic Community, the Optionor may enter into such negotiations. If the third party has made an offer which the Optionor wishes to accept, the Optionor must first secure from such third party a bona fide offer (the "Offer"), which Optionor is ready and willing to accept and shall immediately send a copy of such Offer (the "Offering Notice") to the Optionee. The Optionee shall have thirty (30) days from the date the Offering Notice is given, to agree by notice to the Optionor that the Optionee will enter into a licence agreement upon terms and conditions agreeable to the Optionor. If mutually agreeable terms cannot be reached, the Optionor is free to reach an agreement with the third party.
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 4.    CONFIDENTIALITY

       The Optionor has furnished and will continue to furnish the Optionee with Confidential Information and it is understood and agreed that the disclosure of such information may be detrimental to the interests of the Optionor. Optionee will keep any and all Confidential Information completely confidential and will not disclose same to any person or body corporate or unincorporated without the Optionor's prior written permission. This obligation shall survive the termination of this Agreement and Optionee shall within Forty Eight, (48) hours of the written notice of the Company return all copies of any written Confidential Information in Optionee's possession. The covenants contained in this paragraph 4 will not apply to Confidential Information which is in the public domain prior to the time it is disclosed by Optionee or which is previously known to the third party to which it is being divulged.

 5.    BINDING EFFECT

       This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

 6.    ENTIRE AGREEMENT

       This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous expectations, understandings, communications, representations and agreements whether verbal or written between the parties with respect to the subject matter hereof.

 7.    ASSIGNMENT

The Optionee may assign or transfer any of its respective rights to any third party controlled by the Optionee without the consent of the Optionor. However, the Optionee may only assign or transfer any of its respective rights to any other third party with the consent of the Optionor, which consent shall not be unreasonably withheld.

 8.    AMENDMENT

       No amendment to this Agreement shall be valid unless it is evidenced by a written agreement executed by all of the parties hereto.



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 9.    CHOICE OF LAW

       This Agreement shall be governed by and be interpreted in accordance with the laws of the Province of British Columbia.

       IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.

GREENCHIP INVESTMENTS PLC.



/s/ IAN BURNE

Ian Burne: Authorized Signatory


MEGACHAIN.COM, LTD.

/s/ TOM LAVIN

Tom Lavin. Authorized Signatory

OCEANIC MANAGEMENT LIMITED has prepared and approved the above Option
Agreement.


/s/ KAARE FOY

Kaare Foy: Authorized Signatory